Exhibit 23.1

Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Rockland Trust Company 401(k) Restoration Plan of our reports dated February 27, 2015, with respect to the consolidated financial statements of Independent Bank Corp. and subsidiaries included in its Annual Report (Form 10-K) for the year ended December 31, 2014, and with respect to the effectiveness of internal control over financial reporting of Independent Bank Corp. and subsidiaries included in its Annual Report (Form 10-K/A) for the year ended December 31, 2014, each filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Boston, Massachusetts
April 20, 2015